Exhibit 10.1

2 Huntington Quadrangle
Suite 2S01
Melville, NY 11747
Phone  631.777.5188
Fax  631.501.7633

November 3, 2011

Bryan Urquhart
c/o Gregory L. Selker,  President & CEO, Selker Leadership LLC

Dear Bryan,

It is my pleasure to extend an offer of employment to you for the position of Vice President & Chief Financial Officer reporting to Jim McNeil, President & CEO. We are confident that you will make a significant contribution to FalconStor’s ongoing success. Our offer of employment is as follows:

Title:	Vice President & Chief Financial Officer
Salary:	$11,875 Semi-monthly (Equivalent to an annual rate of $285,000).
Benefits:	You will be eligible to participate in all company benefit programs subject to the terms of each plan. You may participate in company medical and dental plans effective on your official start date.
Stock Options:
You will be recommended to the Compensation Committee for inclusion in the company’s Stock Option Program. Subject to the committee’s approval, your initial option award will be 300,000 shares subject to the terms of the Stock Option Agreement, a copy of which will be provided to you. Your recommended award will be presented to the Compensation Committee in next general round of grants following your start date (which is scheduled for early November).

In addition to the above, you will be recommended to the Compensation Committee to receive a Subsequent Stock Option grant of 50,000 shares granted with the next general round of grants following your first year anniversary of employment and an additional 50,000 shares granted with the next general round of grants following your second year anniversary of employment.

As per FalconStor’s Stock Option Agreement, all shares vest over 3 years, at the rates of 33%, 33% and 34% per year.

Based upon your performance, you will be recommended for future awards at the discretion of the Stock Option Committee.

Pursuant to FalconStor Software, Inc.’s 2006 Incentive Stock Plan (Section 5), in the event there is a change of control (as defined by the plan), the Company shall at no cost to the Participant, replace any and all stock options granted by the Company and held by the Participant at the time of the Change of Control, whether vested or not vested, with an equal number of unrestricted and fully vested stock options to purchase shares of the Company’s Common Stock (the “Option Replacement”).  Refer to the 2006 Incentive Stock Plan for further details.

Long-Term Compensation:
It is the intention of FalconStor to create and implement an annual bonus plan for 2012 and beyond based on attainment of corporate goals, and that such a plan is finalized and implemented prior to the end of the first quarter in fiscal 2012.  As the Chief Financial Officer, you will play a critical role in creating a plan that provides meaningful compensation for FalconStor’s executives and is in alignment with the realization of corporate goals.

Key Executive Severance Protection Plan:
You will be recommended to the Company’s Board of Directors as a Participant in the FalconStor Software, Inc., 2005 Key Executive Severance Protection Plan (the “Plan”).
The Plan provides certain protections to you in the event that your employment with the Company is terminated (other than under certain circumstances) within two years after a change of control of the Company.  Among these are:  A payment of two times your salary and any bonus; the immediate vesting of outstanding options; and the right to continue to participate for two years in Company benefit plans.

The Plan is not a guarantee of employment.  Except as set forth in the Plan, your participation in the Plan may be terminated by the Company's Board of Directors or Compensation Committee.  (You will, of course, be notified if this happens.)  The terms of the Plan, and not this letter, govern your rights under the Plan.

Vacation & Time Off Benefits:	It is expected that up to 4 weeks of vacation may be taken in one given year.
Background Check:	This offer of employment is contingent on the successful completion of a background check.

This offer is contingent upon proof of eligibility for employment in the United States of America.  In order to be in compliance with the Immigration and Reform Control Act of 1986, we require that you provide proof of employment eligibility and identity on your first day. Please bring with you two forms of current identification, one of which must contain a photograph. An expired passport is also acceptable. You will also be required to sign a Confidentiality Agreement.

We are committed to maintaining a competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, its acceptance, nor the maintenance of personnel policies, procedures and benefits creates a contract of employment or guarantee of specific benefits.  Your employment will be at will, meaning either you or FalconStor may terminate the employment relationship at any time at any for any reason.

Bryan, we are very excited about having you join FalconStor. If you have further questions or need additional information, please call me at (631) 962-1152.  Please sign below and return the original to my attention. This offer, if not accepted, will expire seven (7) days from the date of this letter.

Sincerely,
/s/ Bruce J. Sasson
Bruce J. Sasson
Director of Human Resources

Accepted:	/s/ Bryan Urquhart	Start Date:	November 3, 2011